CONTACTS:

Robert Levin
Publisher
The New York Enterprise Report

212-307-6760
rlevin@nyreport.com
www.nyreport.com

For Smart Online:
Steve Leon
Technopolis® Communications Inc.
512-288-0950
sl@technopolis.com

New York Enterprise Report gives readers new tools
to increase revenue, reduce costs, build business value

Expert guide to business in NY metro area
private labels Web-native applications from Smart Online

NEW YORK and RESEARCH TRIANGLE PARK, N.C., April 25, 2005 — The expert guide for small and midsize businesses in the New York metro area is giving its readers new online tools to increase revenue, reduce costs and build value.

The New York Enterprise Report (The Report) announced today it is private-labeling from Smart Online® Inc. (OTC Bulletin Board: SOLN) Web-native applications with which users may research and write business plans, incorporate, prepare personnel policies, apply for loans, draft leases for office space and equipment, establish retirement plans, and more.

“The Report features “how-to” articles from experts to help small and midsize business increase revenue and build value. The Smart Online suite of web-based products provides the tools and solutions that let our readers easily implement many of the ideas they get from our articles. It is a perfect fit that will result in a bigger bottom line for our readers,” said Robert Levin, publisher of The Report.

Users logging into “The Report Toolkit” at the web site of The New York Enterprise Report are able to use Smart Online’s existing applications immediately.

Over time, the applications available from “The Report Toolkit” at the web site of The New York Enterprise Report will evolve to include Smart Online’s next-generation service, OneBiz Conductor, a suite of Web-based services that organizes and integrates sales, inventory, banking, accounting, human resources, shipping, collaboration and other aspects of commerce. Introduced in February, OneBiz Conductor gives entrepreneurs, owners and managers of companies with up to 500 employees the power to start, run and grow a business from one display screen in any Web browser.

New York Enterprise Report joins a network of publishers and companies that private-label “Software-as-a-Service” applications from Smart Online to expand the range of premium products and services they offer to subscribers and customers. This network of companies includes, among others, JP Morgan Chase, Union Bank of California and Bank One.

Smart Online’s Web-based services create new opportunities for publishers and advertisers that market to the 23.7 million small businesses in the United States, according to the Small Business Administration – a market that represents 99.7 percent of all employers, generated 60 to 80 percent of net new jobs annually over the last decade and created more than 50 percent of the non-farm, private, gross domestic product of the United States.

About the New York Enterprise Report

The New York Enterprise Report, online (www.nyreport.com) and in print, features articles written by leading business experts specifically for small and midsize businesses, with an emphasis on businesses in the New York metro area. Each issue features thousands of dollars of expertise.

About Smart Online

Smart Online Inc., www.smartonline.com, is one of the pioneers of Web-native applications and is the first vendor to offer a private label syndicated online business platform that enables Web delivery of critical applications and services for small-to-medium businesses. Smart Online led the industry by converting to Software-as-Service (SaS) Web delivery in 1999. Today, the company markets Web-based applications to customers via Smart Online’s Web site and by private labeling its syndicated software services for use on large corporate Web sites in the financial services, media, manufacturing and telco industries.

Further Information

For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factors Section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2004, copies of which may be obtained on the website of the Securities and Exchange Commission. All information in this press release is as of April 25, 2005. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.

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